Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 25, 2022 relating to the financial statements of SPX Corporation and the effectiveness of SPX Corporation’s internal control over financial reporting, appearing in the annual report on Form 10-K of SPX Corporation for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

August 23, 2022